AMERICAN INTERNATIONAL INDUSTRIES, INC.
(NasdaqCM: “AMIN”)
601 CIEN STREET, SUITE 235, KEMAH, TX 77565-3077
Tel: (281) 334-9479   Fax: (281) 334-9508
www.americanii.com       email: amin@americanii.com

AMERICAN INTERNATIONAL INDUSTRIES, INC.
ANNOUNCES CHANGE IN AUDITORS

Houston / Kemah, Texas – June 6, 2008 American International Industries, Inc. (NasdaqCM: AMIN) today announced its Board of Directors has selected GBH CPAs, PC (“GBH”) to serve as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2008.  GBH replaces the Company’s previous independent registered accountants, GLO CPAs LLLP (“GLO”).

We have had a very positive relationship with GLO, however, we believe GBH offers our shareholders the best combination of cost and we look forward to working with their team.

The change was recommended by the Company’s Audit Committee. The Company and GLO did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreement, if not resolved to the satisfaction of GLO, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the Company’s consolidated financial statements.

American International Industries, Inc. is a diversified holding company, with a business model similar to General Electric, Tyco International, and Berkshire Hathaway.  The Company has holdings in Industry, Finance, and Real Estate in Houston Texas and surrounding areas, and Oil & Gas.  The vision of the Company is to develop holdings in various industries through acquisition of existing companies, applying the financial resources and management expertise to foster the growth and profitability of the acquired businesses.  The holding company serves as a financial and professional partner to the management of the subsidiaries.  The role of the holding company is to improve each subsidiary’s access to capital, achieve economies of scale by consolidating administrative functions, and utilize the financial and management expertise of corporate personnel across all units.  The Company is continuing to work with management of the subsidiary companies to improve revenues, operations and profitability.

Private Securities Litigation Reform Act Safe Harbor Statement:
The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties. All statements other than statements of historical information provided herein may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those that we may anticipate in each of our segments reflected by our subsidiaries' operations include without limitations, continued value of our real estate portfolio, the strength of the real estate market in Houston, Texas as a whole, continued acceptance of the Company's products and services, increased levels of competition, new products and technology changes, the dependence upon financing, third party suppliers and intellectual property rights, the rules of regulatory authorities and risks associated with any potential acquisitions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof.

Investor Relations:  Rebekah Ruthstrom  Tel: 281-334-9479  email: amin@americanii.com